Exhibit 99.1

Air Lease Announces Third Quarter 2025 Results
Los Angeles, California, November 3, 2025 — Air Lease (NYSE: AL) announces financial results for the three and nine months ended September 30, 2025.
Third Quarter 2025 Results
The following table summarizes our operating results for the three and nine months ended September 30, 2025 and 2024 (in millions, except per share amounts and percentages):

Operating Results

	Three Months Ended September 30,				Nine Months Ended September 30,
	2025	2024	$ change	% change	2025	2024	$ change	% change
Revenues	$725.4	$690.2	$35.2	5.1%	$2,195.4	$2,020.8	$174.6	8.6%
Operating expenses	$(600.9)	$(559.9)	$(41.0)	7.3%	$(1,788.6)	$(1,627.5)	$(161.1)	9.9%
Recoveries of Russian fleet write-off	$60.5	$—	$60.5	—	$736.4	$—	$736.4	—
Income before taxes	$185.0	$130.2	$54.8	42.1%	$1,143.2	$393.3	$749.9	190.7%
Net income attributable to common stockholders	$135.4	$91.6	$43.8	47.8%	$874.2	$279.5	$594.7	212.8%
Diluted earnings per share	$1.21	$0.82	$0.39	47.6%	$7.79	$2.50	$5.29	211.6%
Adjusted net income before income taxes(1)	$144.5	$140.2	$4.3	3.1%	$471.4	$423.8	$47.6	11.2%
Adjusted diluted earnings per share before income taxes(1)	$1.29	$1.25	$0.04	3.2%	$4.20	$3.79	$0.41	10.8%

Key Financial Ratios

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Pre-tax margin	25.5%	18.9%	52.1%	19.5%
Adjusted pre-tax margin(1)	19.9%	20.3%	21.5%	21.0%
Pre-tax return on common equity (trailing twelve months)	17.6%	9.7%	17.6%	9.7%
Adjusted pre-tax return on common equity (trailing twelve months)(1)	8.9%	10.1%	8.9%	10.1%
——————————————————————
(1) Adjusted net income before income taxes, adjusted diluted earnings per share before income taxes, adjusted pre-tax margin and adjusted pre-tax return on common equity have been adjusted to exclude the effects of certain non-cash items, such as non-cash deemed dividends upon redemption of our Series A preferred stock, one-time or non-recurring items that are not expected to continue in the future, such as retirement compensation, merger related costs and net write-offs and recoveries related to our former Russian fleet, and certain other items. See note 1 under the Consolidated Statements of Operations included in this earnings release for a discussion of the non-GAAP measures and a reconciliation to their most comparable GAAP financial measures.

Highlights

•In the third quarter, we entered into an agreement and plan of merger to be acquired by Sumisho Air Lease Corporation Designated Activity Company as described in more detail below. The transaction is currently expected to close in the first half of 2026 and is subject to customary closing conditions, including approval by our Class A common stockholders and receipt of certain regulatory approvals. Under the terms of the merger agreement, AL’s Class A common stockholders will be entitled to receive $65.00 per share cash consideration, without interest and less any applicable withholding taxes, for each share of Class A Common Stock they own, representing a total valuation of approximately $7.4 billion, or approximately $28.2 billion including debt obligations to be assumed or refinanced net of cash.
•During the third quarter, we took delivery of 13 aircraft from our orderbook, representing $685.0 million in aircraft investments, ending the period with 503 aircraft in our owned fleet and over $33 billion in total assets.
•We recognized a net benefit of approximately $60 million from the settlement of insurance claims related to our former Russian fleet for the three months ended September 30, 2025. As of November 3, 2025, we have recovered 104% of our Russian Fleet write-off that was recorded in March of 2022 at the onset of the Russian-Ukraine War.
•Sold five aircraft during the third quarter for $220 million in sales proceeds.
•We have approximately $1.6 billion of aircraft in our sales pipeline1, which includes approximately $342 million in flight equipment held for sale as of September 30, 2025 and approximately $1.3 billion of aircraft subject to letters of intent.
•Placed 100% and 96% of our expected orderbook on long-term leases for aircraft delivering through the end of 2026 and 2027, respectively, and placed approximately 64% of our entire orderbook delivering through 2031.
•Ended the quarter with $29.3 billion in committed minimum future rental payments consisting of $19.6 billion in contracted minimum rental payments on the aircraft in our existing fleet and $9.7 billion in minimum future rental payments related to aircraft which will deliver during the last three months of 2025 through 2031.
•On October 31, 2025, our board of directors approved a quarterly cash dividend of $0.22 per share on our outstanding Class A common stock. This quarterly dividend of $0.22 per share will be paid on January 8, 2026, to holders of record of our Class A common stock as of December 4, 2025.

Merger Agreement

On September 2, 2025, AL announced that it entered into an agreement and plan of merger to be acquired by Sumisho Air Lease Corporation Designated Activity Company (formerly known as Gladiatora Designated Activity Company), a newly formed holding company established in connection with the proposed transaction. If the transaction is consummated, Sumisho Air Lease Corporation Designated Activity Company will be owned by Sumitomo Corporation, SMBC Aviation Capital Limited, and affiliates of Apollo Capital Management, L.P. and affiliates of Brookfield Asset Management Ltd. Under the terms of the merger agreement, AL’s Class A common stockholders will be entitled to receive $65.00 per share cash consideration, without interest and less any applicable withholding taxes, for each share of Class A Common Stock they own, representing a total valuation of approximately $7.4 billion, or approximately $28.2 billion including debt obligations to be assumed or refinanced net of cash.

Financial Overview

Our total rental of flight equipment revenue for the three months ended September 30, 2025 increased by approximately 9%, to $681 million, as compared to the three months ended September 30, 2024. The increase is primarily due to the continued growth of our fleet and an increase in our portfolio lease yield.

Our gain on aircraft sales and trading and other income for the three months ended September 30, 2025 decreased by 32%, to $44 million, as compared to the three months ended September 30, 2024, primarily driven by lower sales activity. We recorded $35.0 million in gains from the sale of five aircraft for the three months ended September 30, 2025, compared to $50 million in gains from the sale of nine aircraft and two sales-type leases for the three months ended September 30, 2024.

Our net income attributable to common stockholders for the three months ended September 30, 2025 was $135 million, or $1.21 per diluted share, as compared to $92 million, or $0.82 per diluted share, for the three months ended September 30, 2024. Net income attributable to common stockholders increased from the prior year period primarily due to higher rental revenues and a net benefit of $60 million from the settlement of insurance claims with certain insurers related to aircraft detained in Russia. This was partially offset by lower sales activity, an
1 Aircraft in our sales pipeline is as of September 30, 2025, and includes letters of intent and sale agreements signed through November 3, 2025.

increase in our selling, general and administrative expenses due to approximately $9 million in costs associated with the merger and higher interest expense driven by the increase in our composite cost of funds.

Adjusted net income before income taxes during the three months ended September 30, 2025 was $145 million, or $1.29 per adjusted diluted share, as compared to $140 million, or $1.25 per adjusted diluted share, for the three months ended September 30, 2024. The increase is primarily due to an increase in our total rental of flight equipment revenues as discussed above, partially offset by lower sales activity and higher interest expense.

Flight Equipment Portfolio
As of September 30, 2025, the net book value of our fleet increased to $29.5 billion, compared to $28.2 billion as of December 31, 2024. As of September 30, 2025, we owned 503 aircraft in our aircraft portfolio, comprised of 365 narrowbody aircraft and 138 widebody aircraft, and we managed 50 aircraft. The weighted average fleet age and weighted average remaining lease term of flight equipment subject to operating lease as of September 30, 2025 was 4.9 years and 7.2 years, respectively. We had a globally diversified customer base comprised of 108 airlines in 55 countries as of September 30, 2025.

The following table summarizes the key portfolio metrics of our fleet as of September 30, 2025 and December 31, 2024:

	September 30, 2025		December 31, 2024
Net book value of flight equipment subject to operating lease	$29.5	billion	$28.2	billion
Weighted-average fleet age(1)	4.9 years		4.6 years
Weighted-average remaining lease term(1)	7.2 years		7.2 years

Owned fleet(2)	503		489
Managed fleet	50		60
Aircraft on order	228		269
Total	781		818

Current fleet contracted rentals	$19.6	billion	$18.3	billion
Committed fleet rentals	$9.7	billion	$11.2	billion
Total committed rentals	$29.3	billion	$29.5	billion

(1) Weighted-average fleet age and remaining lease term calculated based on net book value of our flight equipment subject to operating lease.
(2) As of September 30, 2025 and December 31, 2024, our owned fleet count included 11 and 30 aircraft classified as flight equipment held for sale, respectively, and 16 and 15 aircraft classified as net investments in sales-type leases, respectively.

The following table details the regional concentration of our flight equipment subject to operating leases:

	September 30, 2025	December 31, 2024
Region	% of Net Book Value	% of Net Book Value
Europe	39.7%	41.4%
Asia Pacific	36.2%	35.8%
Central America, South America, and Mexico	10.1%	9.5%
The Middle East and Africa	8.1%	7.0%
U.S. and Canada	5.9%	6.3%
Total	100.0%	100.0%

The following table details the composition of our owned fleet by aircraft type:

	September 30, 2025		December 31, 2024
Aircraft type	Number of Aircraft	% of Total	Number of Aircraft	% of Total
Airbus A220-100	8	1.6%	7	1.4%
Airbus A220-300	32	6.3%	22	4.5%
Airbus A320-200	17	3.4%	23	4.7%
Airbus A320-200neo	23	4.6%	23	4.7%
Airbus A321-200	18	3.5%	19	3.9%
Airbus A321-200neo	109	21.7%	108	22.1%
Airbus A330-200(1)	13	2.6%	13	2.7%
Airbus A330-300	5	1.0%	5	1.0%
Airbus A330-900neo	28	5.6%	28	5.7%
Airbus A350-900	17	3.4%	17	3.5%
Airbus A350-1000	8	1.6%	8	1.6%
Boeing 737-700	2	0.4%	2	0.4%
Boeing 737-800	47	9.2%	61	12.5%
Boeing 737-8 MAX	74	14.7%	59	12.1%
Boeing 737-9 MAX	34	6.8%	30	6.1%
Boeing 777-200ER	1	0.2%	1	0.2%
Boeing 777-300ER	24	4.8%	24	4.9%
Boeing 787-9	27	5.4%	26	5.3%
Boeing 787-10	15	3.0%	12	2.5%
Embraer E190	1	0.2%	1	0.2%
Total(2)	503	100.0%	489	100.0%

(1) As of September 30, 2025 and December 31, 2024, aircraft count includes three and two Airbus A330-200 aircraft classified as freighters, respectively.
(2) As of September 30, 2025 and December 31, 2024, our owned fleet count included 11 and 30 aircraft classified as flight equipment held for sale, respectively, and 16 and 15 aircraft classified as net investments in sales-type leases, respectively.

Debt Financing Activities
We ended the third quarter of 2025 with total debt financing, net of discounts and issuance costs, of $20.2 billion. As of September 30, 2025, 75.7% of our total debt financing was at a fixed rate and 97.5% was unsecured. As of September 30, 2025, our composite cost of funds was 4.29%. We ended the quarter with total liquidity of $7.4 billion.

As of the end of the periods presented, our debt portfolio was comprised of the following components (dollars in millions, except percentages):

	September 30, 2025	December 31, 2024
Unsecured
Senior unsecured securities	$13,850	$16,047
Term financings	3,870	3,629
Commercial paper	1,508	—
Revolving credit facility	—	170
Other revolving credit facilities	600	—
Total unsecured debt financing	19,828	19,846
Secured
Term financings	333	354
Export credit financing	179	190
Total secured debt financing	512	544

Total debt financing	20,340	20,390
Less: Debt discounts and issuance costs	(145)	(180)
Debt financing, net of discounts and issuance costs	$20,195	$20,210
Selected interest rates and ratios:
Composite interest rate(1)	4.29%	4.14%
Composite interest rate on fixed-rate debt(1)	3.95%	3.74%
Percentage of total debt at a fixed-rate	75.74%	79.00%

(1) This rate does not include the effect of upfront fees, facility fees, undrawn fees or amortization of debt discounts and issuance costs.

Conference Call
As is customary during the pendency of an acquisition transaction, we will not be hosting a conference call or providing guidance in conjunction with our third quarter 2025 earnings release. For further detail and discussion of our financial performance please refer to our quarterly report on Form 10-Q for the quarter ended September 30, 2025.

About Air Lease (NYSE: AL)
Air Lease is a leading global aircraft leasing company based in Los Angeles, California that has airline customers throughout the world. Air Lease and its team of dedicated and experienced professionals are principally engaged in purchasing new commercial aircraft and leasing them to its airline customers worldwide through customized aircraft leasing and financing solutions. Air Lease routinely posts information that may be important to investors in the “Investors” section of its website at www.airleasecorp.com. Investors and potential investors are encouraged to consult Air Lease’s website regularly for important information. The information contained on, or that may be accessed through, Air Lease’s website is not incorporated by reference into, and is not a part of, this press release.

Contact

Investors:
Jason Arnold Vice President, Investor Relations Email: investors@airleasecorp.com

Media:
Ashley Arnold Senior Manager, Media and Investor Relations Email: press@airleasecorp.com

Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements appear in a number of places in this press release and include statements regarding, among other matters, the proposed acquisition (the “Merger”) of Air Lease pursuant to the Agreement and Plan of Merger, dated September 1, 2025, including any statements regarding the expected closing of the Merger, the ability to complete the Merger, and the expected benefits of the proposed Merger, the state of the airline industry, our ability to access the capital and debt markets (including any restrictions imposed by the proposed Merger), the impact of Russia’s invasion of Ukraine and the impact of sanctions imposed on Russia, aircraft and engine delivery delays and manufacturing flaws, our aircraft sales pipeline and expectations, changes in inflation and interest rates and other macroeconomic conditions and other factors affecting our financial condition or results of operations. Words such as “can,” “could,” “may,” “predicts,” “potential,” “will,” “projects,” “continuing,” “ongoing,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and “should,” and variations of these words and similar expressions, are used in many cases to identify these forward-looking statements. Any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and other factors that may cause our actual results, performance or achievements, or industry results to vary materially from our future results, performance or achievements, or those of our industry, expressed or implied in such forward-looking statements. Such factors include, among others:

•the inability to complete the Merger because of the failure to receive, on a timely basis or otherwise, the required approvals by Class A common stockholders;
•the inability to complete the Merger because of the failure to receive, on a timely basis or subject to conditions that are not anticipated, the required approvals by governmental or regulatory agencies in connection with the transactions contemplated by the merger agreement;
•the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;
•the risk that the pendency and uncertainty of the Merger disrupts our business and current plans and operations and potential difficulties in employee retention as a result;
•the effect of the announcement of the Merger on our business relationships, operating results and business generally;
•certain restrictions on our business activities resulting from the pendency of the Merger;
•the restrictions or prohibitions under certain covenants in the merger agreement during the pendency of the Merger that may impact our ability to pursue certain business opportunities;
•the risk that our Class A common stock price may decline if the Merger is not consummated;
•the risk that the Merger may involve unexpected costs, liabilities or delays, or the amount of costs, fees, expenses and charges relating to the Merger may be significant;
•our inability to obtain additional capital on favorable terms, or at all, to acquire aircraft from our orderbook, service our debt obligations and refinance maturing debt obligations, including as a result of the restrictions under the merger agreement on our ability to incur additional debt, which may negatively impact our liquidity and ability to maintain our investment grade credit ratings;
•increases in our cost of borrowing, decreases in our credit ratings or changes in interest rates;
•our inability to generate sufficient returns on our aircraft investments through strategic aircraft acquisitions and profitable leasing;
•the failure of an aircraft or engine manufacturer to meet its contractual obligations to us, including or as a result of labor strikes, aviation supply chain constraints, manufacturing flaws or technical or other difficulties with aircraft or engines before or after delivery;
•obsolescence of, or changes in overall demand for, our aircraft;
•changes in the value of, and lease rates for, our aircraft, including as a result of aircraft oversupply, manufacturer production levels, our lessees’ failure to maintain our aircraft, inflation, and other factors outside of our control;
•impaired financial condition and liquidity of our lessees, including due to lessee defaults and reorganizations, bankruptcies or similar proceedings;
•increased competition from other aircraft lessors;
•the failure by our lessees to adequately insure our aircraft or fulfill their contractual indemnity obligations to us, or the failure of such insurers to fulfill their contractual obligations;
•increased tariffs and other restrictions on trade;

•changes in the regulatory environment, including changes in tax laws and environmental regulations;
•other events affecting our business or the business of our lessees and aircraft manufacturers or their suppliers that are beyond our or their control, such as the threat or realization of epidemic diseases, natural disasters, terrorist attacks, war or armed hostilities between countries or non-state actors; and
•any additional factors discussed under “Part I — Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, “Part II — Item 1A. Risk Factors” in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025, and September 30 2025, and other Securities and Exchange Commission (“SEC”) filings, including future SEC filings.
All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations. You are therefore cautioned not to place undue reliance on such statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not intend and undertake no obligation to update any forward-looking information to reflect actual results or events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

###

Air Lease Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and par value amounts)

	September 30, 2025	December 31, 2024
	(unaudited)
Assets
Cash and cash equivalents	$452,215	$472,554
Restricted cash	3,542	3,550
Flight equipment subject to operating leases	36,374,329	34,168,919
Less accumulated depreciation	(6,846,920)	(5,998,453)
	29,527,409	28,170,466
Net investment in sales-type leases	469,112	433,048
Deposits on flight equipment purchases	1,100,160	761,438
Flight equipment held for sale	341,846	951,181
Other assets	1,492,137	1,485,659
Total assets	$33,386,421	$32,277,896
Liabilities and Stockholders’ Equity
Accrued interest and other payables	$1,049,590	$1,272,984
Debt financing, net of discounts and issuance costs	20,194,930	20,209,985
Security deposits on flight equipment leases	638,610	624,597
Maintenance reserves on flight equipment leases	1,480,071	1,180,741
Rentals received in advance	132,093	136,566
Deferred tax liability	1,549,996	1,320,397
Total liabilities	$25,045,290	$24,745,270
Stockholders’ Equity
Preferred Stock, $0.01 par value; 50,000,000 shares authorized at each of September 30, 2025 and December 31, 2024; 900,000 (aggregate liquidation preference of $900,000) shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	$9	$9
Class A common stock, $0.01 par value; 500,000,000 shares authorized; 111,765,032 and 111,376,884 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	1,118	1,114
Class B Non-Voting common stock, $0.01 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Paid-in capital	3,392,298	3,364,712
Retained earnings	4,947,666	4,147,218
Accumulated other comprehensive income	40	19,573
Total stockholders’ equity	$8,341,131	$7,532,626
Total liabilities and stockholders’ equity	$33,386,421	$32,277,896

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share, per share amounts and percentages)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(unaudited)
Revenues and other income
Rental of flight equipment revenue
Lease rentals	$665,576	$606,239	$1,950,469	$1,791,561
Maintenance rentals and other receipts	15,325	18,941	54,509	57,453
Total rental of flight equipment revenue	680,901	625,180	2,004,978	1,849,014
Gain on aircraft sales and trading and other income	44,492	64,984	190,392	171,748
Total revenues and other income	725,393	690,164	2,195,370	2,020,762

Expenses
Interest	215,501	203,092	633,162	574,691
Amortization of debt discounts and issuance costs	12,880	14,371	40,092	40,772
Interest expense	228,381	217,463	673,254	615,463

Depreciation of flight equipment	311,126	290,132	914,433	849,374
Recoveries of Russian fleet write-off	(60,469)	—	(736,409)	—
Selling, general and administrative	51,784	44,418	160,983	137,592
Stock-based compensation expense	9,603	7,919	39,892	25,031
Total expenses	540,425	559,932	1,052,153	1,627,460
Income before taxes	184,968	130,232	1,143,217	393,302
Income tax expense	(38,512)	(26,261)	(235,762)	(78,519)
Net income	$146,456	$103,971	$907,455	$314,783
Preferred stock dividends	(11,082)	(12,325)	(33,244)	(35,258)
Net income attributable to common stockholders	$135,374	$91,646	$874,211	$279,525

Earnings per share of common stock:
Basic	$1.21	$0.82	$7.83	$2.51
Diluted	$1.21	$0.82	$7.79	$2.50
Weighted-average shares of common stock outstanding
Basic	111,765,032	111,376,884	111,693,352	111,308,222
Diluted	112,341,139	111,804,113	112,274,435	111,801,757

Other financial data
Pre-tax margin	25.5%	18.9%	52.1%	19.5%
Pre-tax return on common equity (trailing twelve months)	17.6%	9.7%	17.6%	9.7%
Adjusted net income before income taxes(1)	$144,540	$140,197	$471,418	$423,847
Adjusted diluted earnings per share before income taxes(1)	$1.29	$1.25	$4.20	$3.79
Adjusted pre-tax margin(1)	19.9%	20.3%	21.5%	21.0%
Adjusted pre-tax return on common equity (trailing twelve months)(1)	8.9%	10.1%	8.9%	10.1%
(1)Adjusted net income before income taxes (defined as net income attributable to common stockholders excluding the effects of certain non-cash items, such as non-cash deemed dividends upon redemption of our Series A preferred stock, one-time or non-recurring items that are not expected to continue in the future, such as retirement compensation, merger related costs and net write-offs and recoveries related to our former Russian fleet, and certain other items), adjusted pre-tax margin (defined as adjusted net income before income taxes divided by total revenues), adjusted diluted earnings per share before income taxes (defined as adjusted net income before income taxes divided by the weighted average diluted common shares outstanding)

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share, per share amounts and percentages)

and adjusted pre-tax return on common equity (defined as adjusted net income before income taxes divided by average common shareholders' equity) are measures of operating performance that are not defined by GAAP and should not be considered as an alternative to net income attributable to common stockholders, pre-tax margin, earnings per share, diluted earnings per share and pre-tax return on common equity, or any other performance measures derived in accordance with GAAP. Adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity are presented as supplemental disclosure because management believes they provide useful information on our earnings from ongoing operations.

Management and our board of directors use adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity to assess our consolidated financial and operating performance. Management believes these measures are helpful in evaluating the operating performance of our ongoing operations and identifying trends in our performance, because they remove the effects of certain non-cash items, one-time or non-recurring items that are not expected to continue in the future and certain other items. Adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity, however, should not be considered in isolation or as a substitute for analysis of our operating results or cash flows as reported under GAAP. Adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity do not reflect our cash expenditures or changes in our cash requirements for our working capital needs. In addition, our calculation of adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity may differ from the adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity or analogous calculations of other companies in our industry, limiting their usefulness as a comparative measure.

The following table shows the reconciliation of the numerator for adjusted pre-tax margin (in thousands, except percentages):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(unaudited)
Reconciliation of the numerator for adjusted pre-tax margin (net income attributable to common stockholders to adjusted net income before income taxes):
Net income attributable to common stockholders	$135,374	$91,646	$874,211	$279,525
Amortization of debt discounts and issuance costs	12,880	14,371	40,092	40,772
Recoveries of Russian fleet write-off	(60,469)	—	(736,409)	—
Stock-based compensation expense	9,603	7,919	39,892	25,031
Retirement compensation expense	—	—	9,230	—
Merger related costs	8,640	—	8,640	—
Income tax expense	38,512	26,261	235,762	78,519
Adjusted net income before income taxes	$144,540	$140,197	$471,418	$423,847

Denominator for adjusted pre-tax margin:
Total revenues	$725,393	$690,164	$2,195,370	$2,020,762
Adjusted pre-tax margin(a)	19.9%	20.3%	21.5%	21.0%

(a) Adjusted pre-tax margin is adjusted net income before income taxes divided by total revenues.

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share, per share amounts and percentages)

The following table shows the reconciliation of the numerator for adjusted diluted earnings per share before income taxes (in thousands, except share and per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(unaudited)
Reconciliation of the numerator for adjusted diluted earnings per share (net income attributable to common stockholders to adjusted net income before income taxes):
Net income attributable to common stockholders	$135,374	$91,646	$874,211	$279,525
Amortization of debt discounts and issuance costs	12,880	14,371	40,092	40,772
Recoveries of Russian fleet write-off	(60,469)	—	(736,409)	—
Stock-based compensation expense	9,603	7,919	39,892	25,031
Retirement compensation expense	—	—	9,230	—
Merger related costs	8,640	—	8,640	—
Income tax expense	38,512	26,261	235,762	78,519
Adjusted net income before income taxes	$144,540	$140,197	$471,418	$423,847

Denominator for adjusted diluted earnings per share:
Weighted-average diluted common shares outstanding	112,341,139	111,804,113	112,274,435	111,801,757
Adjusted diluted earnings per share before income taxes(b)	$1.29	$1.25	$4.20	$3.79

(b) Adjusted diluted earnings per share before income taxes is adjusted net income before income taxes divided by weighted-average diluted common shares outstanding.

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share, per share amounts and percentages)

The following table shows the reconciliation of pre-tax return on common equity to adjusted pre-tax return on common equity (in thousands, except percentages):

	Trailing Twelve Months Ended September 30,
	2025	2024
	(unaudited)
Reconciliation of the numerator for adjusted pre-tax return on common equity (net income attributable to common stockholders to adjusted net income before income taxes):
Net income attributable to common stockholders	$966,759	$490,151
Amortization of debt discounts and issuance costs	54,143	54,410
Recoveries of Russian fleet write-off	(736,409)	(67,022)
Stock-based compensation expense	48,749	36,316
Retirement compensation expense	9,230	—
Merger related costs	8,640	—
Income tax expense	262,797	123,868
Deemed dividend adjustment(c)	7,869	—
Adjusted net income before income taxes	$621,778	$637,723

Reconciliation of the denominator for pre-tax return on common equity to adjusted pre-tax return on common equity:
Common stockholders' equity as of beginning of the period	$6,525,697	$6,111,053
Common stockholders' equity as of end of the period	$7,441,131	$6,525,697
Average common stockholders' equity	$6,983,414	$6,318,375

Adjusted pre-tax return on common equity(d)	8.9%	10.1%

(c) This adjustment consists of a deemed dividend related to the redemption of our Series A preferred stock. The deemed dividend relates to initial costs related to the issuance of our Series A Preferred Stock.
(d) Adjusted pre-tax return on common equity is adjusted net income before income taxes divided by average common shareholders’ equity.

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended September 30,
	2025	2024
	(unaudited)
Operating Activities
Net income	$907,455	$314,783
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of flight equipment	914,433	849,374
Recoveries of Russian fleet write-off	(736,409)	—
Stock-based compensation expense	39,892	25,031
Deferred taxes	234,840	77,324
Amortization of prepaid lease costs	69,128	77,271
Amortization of discounts and debt issuance costs	40,092	40,772
Gain on aircraft sales, trading and other activity	(125,108)	(149,018)
Changes in operating assets and liabilities:
Other assets	40,752	(3,509)
Accrued interest and other payables	(60,202)	29,494
Rentals received in advance	(4,320)	(14,467)
Net cash provided by operating activities	1,320,553	1,247,055
Investing Activities
Acquisition of flight equipment	(1,704,105)	(2,816,375)
Payments for deposits on flight equipment purchases	(866,888)	(461,788)
Proceeds from aircraft sales, trading and other activity	602,686	884,045
Proceeds from settlement of insurance claims	727,572	—
Acquisition of aircraft furnishings, equipment and other assets	(165,738)	(284,050)
Net cash used in investing activities	(1,406,473)	(2,678,168)
Financing Activities
Net proceeds from preferred stock issuance	—	295,532
Cash dividends paid on Class A common stock	(73,679)	(70,092)
Cash dividends paid on preferred stock	(33,244)	(35,258)
Tax withholdings on stock-based compensation	(12,302)	(9,384)
Net change in unsecured revolving facilities	430,000	186,000
Net change in commercial paper balance	1,508,000	—
Proceeds from debt financings	683,074	3,541,706
Payments in reduction of debt financings	(2,774,825)	(2,781,604)
Debt issuance costs	(5,041)	(10,626)
Security deposits and maintenance reserve receipts	367,728	328,351
Security deposits and maintenance reserve disbursements	(24,138)	(12,654)
Net cash provided by financing activities	65,573	1,431,971
Net (decrease)/increase in cash	(20,347)	858
Cash, cash equivalents and restricted cash at beginning of period	476,104	464,492
Cash, cash equivalents and restricted cash at end of period	$455,757	$465,350
Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest, including capitalized interest of $31,399 and $32,859 at September 30, 2025 and 2024, respectively	$712,557	$590,697
Cash paid for income taxes	$2,363	$22,746
Supplemental Disclosure of Noncash Activities
Buyer furnished equipment, capitalized interest and deposits on flight equipment purchases applied to acquisition of flight equipment and other assets	$693,808	$838,170
Flight equipment subject to operating leases reclassified to flight equipment held for sale	$140,253	$1,143,096
Transfer of flight equipment to investment in sales-type lease	$33,778	$74,017
Cash dividends declared on Class A common stock, not yet paid	$24,588	$23,389